Exhibit 10.2

DEED OF GUARANTEE AND INDEMNITY

between

THE METALS COMPANY INC

and

THE REPUBLIC OF NAURU

This DEED OF GUARANTEE AND INDEMNITY is dated on 29 May 2025 and made between the following PARTIES:

1.	THE METALS COMPANY INC, a company incorporated in British Columbia, Canada with company number C1323488, whose registered office is 1111 West Hastings Street, 15th Floor, Vancouver, British Columbia, V6E 2J3, Canada ("the Guarantor”); and

2.	THE REPUBLIC OF NAURU, represented by Mr. Jay Udit, Secretary for Justice and Border Control ("the Republic").

WHEREAS:

A.	The Republic sponsors the Sponsored Party, pursuant to a Certificate of Sponsorship signed by the Republic on 11 April 2011 to conduct Exploration in the Area under an ISA Contract.

B.	The Sponsored Party may apply to the ISA for the approval of a plan of work for exploitation under the Republic’s sponsorship in the foreseeable future.

C.	The Guarantor has agreed to guarantee to the Republic the due and punctual performance of the Sponsored Party’s obligations under the Act and the Sponsorship Agreement.

D.	The Guarantor, as the parent company of the Sponsored Party, acknowledges that, pursuant to Clause 23.4 of the Sponsorship Agreement, the Guarantor is obligated to issue to the Republic a warrant to purchase a number of common shares of the Guarantor in accordance with the terms and conditions of Section 23.4 of the Sponsorship Agreement.

1.	DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Deed, the following words and phrases have the specified meanings:

“Act” means the Nauru Seabed Minerals Authority Act 2024 of the Republic of Nauru.

“Affiliate” in relation to the Sponsored Party, means any person that controls, is controlled by, or is under common control with the Sponsored Party.

“Associate” means a person who acts on behalf of, or enters into an agreement with the Sponsored Party, or a Sponsored Party’s Affiliate to carry out Seabed Mineral Activities.

“Business Day” means a day not being a Saturday or Sunday or an official public holiday and on which trading banks are generally open for business in Nauru.

“Certificate of Sponsorship” means a certificate of sponsorship issued under the Act by the Republic and includes the certificate of sponsorship signed on 11 April 2011 by the Nauruan Minister for Commerce, Industry and Environment.

“Confidential Information” has the meaning given in clause 10.1.

“EDGAR” means Electronic Data Gathering, Analysis, and Retrieval Database.

“Financial Damages” has the meaning given in clause 2.1(c).

“Guaranteed Obligations” means the amounts due and owing by the Sponsored Party to the government of the Republic (including the Nauru Seabed Minerals Authority) for which the Guarantor has provided this guarantee that directly result from (i) the Sponsored Party’s failure to comply with its financial obligations under the applicable law of the Republic or under the Sponsorship Agreement, and (ii) Financial Damages arising from the Indemnifying Parties’ failure to comply with the legally binding obligations and responsibilities that the Sponsored Party, its Affiliates and Associates has under any Law the breach of which would result in monetary loss or liability to the Republic due to the Republic’s sponsorship of the Sponsored Party.

“Indemnifiable Claim” has the meaning given in clause 2.3.

“Indemnifying Parties” has the meaning given in clause 2.1(c).

“ISA” means the International Seabed Authority.

“ISA Contract” means any contract entered into between the Sponsored Party and the ISA permitting the Sponsored Party under the Republic’s sponsorship to conduct Seabed Mineral Activities in the Area, and includes the contract for exploration for polymetallic nodules entered into on 22 July 2011 between the Sponsored Party and the ISA.

“Law” includes any enactment, subordinate legislation, rule, regulation, order, directive or other provision, and any judicial or administrative interpretation or application thereof, of any jurisdiction and includes the UNCLOS, any rules, regulations and procedures or other legally binding instruments adopted by the ISA or other international organisations, with which the Sponsored Party or its Affiliates or Associates must comply in connection with the conduct of Seabed Mineral Activities in the Area.

“Notice of Claim” has the meaning given in clause 2.3.

“Parties” means, collectively, the Republic and the Guarantor.

“Pre-Existing Arbitration” has the meaning given in clause 12.3.

“Seabed Mineral Activities” means activities for the exploration for or exploitation of polymetallic nodules or other mineral resources within the Area conducted pursuant to an ISA Contract.

“Sponsorship Agreement” means any agreement entered into between the Sponsored Party and the Republic under the Act and any amendment or revision thereto, and includes the sponsorship agreement between the Republic, the Nauru Seabed Minerals Authority and the Sponsored Party dated 5 June 2017.

“Sponsored Party” means Nauru Ocean Resources, Inc, a company incorporated in Nauru with company number T/2028 whose registered office is at 1st Level, Civic Centre, Aiwo District, Republic of Nauru.

“UNCLOS” means the United Nations Convention on the Law of the Sea of 10 December 1982.

Interpretation

1.2	Unless otherwise specified, terms defined in the Act or Sponsorship Agreement will have the same meaning when used in this Deed.

1.3	In this Deed, except where the context otherwise requires:

(a)	words importing the singular include the plural and vice versa and words importing gender include all genders;

(b)	a reference to a person includes a reference to a firm, a body corporate, an unincorporated association, a partnership or to an individual’s executors or administrators;

(c)	a reference to a clause, sub clause, paragraph, Schedule (other than to a schedule to a statutory provision) is a reference to a clause, sub clause, paragraph, Schedule (as the case may be) of or to this Deed;

(d)	a reference to an agreement or document (including a reference to this Deed) is to the agreement or document as amended, varied, supplemented, novated or replaced except to the extent prohibited by this Deed or that other agreement or document;

(e)	all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises”;

(f)	a reference to a Party to an agreement (including this Deed or document includes the Party’s successors and permitted substitutes (including persons taking by novation) or assigns (and, where applicable, the Party’s legal personal representatives);

(g)	a reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation, code, by-law, ordinance or statutory instrument issued under it;

(h)	if a period of time is specified as from a given day, or from the day of an act or event, it will be calculated exclusive of that day;

(i)	references to writing includes any modes of reproducing words in any legible form and includes email except where expressly stated otherwise;

(j)	a reference to “includes” or “including” means “includes without limitation” or “including without limitation”;

(k)	the headings in this Deed are for convenience only and will not affect its interpretation;

(l)	all statements or references to dollar amounts in this Deed are to Australian or United States of America dollars, as the context requires; and

(m)	references to this Deed include this Deed as amended or supplemented in accordance with its terms.

2.	GUARANTEE AND INDEMNITY

2.1	In consideration of the Republic issuing a Certificate of Sponsorship under the Act and entering into a Sponsorship Agreement with the Sponsored Party, the Guarantor hereby irrevocably and unconditionally:

(a)	guarantees to the Republic the due and punctual performance of the Guaranteed Obligations;

(b)	undertakes to the Republic that whenever the Sponsored Party is in default under the Act or under the Sponsorship Agreement, the Guarantor must on written demand from the Republic perform or procure the performance of the Guaranteed Obligations as if it was the principal obligor, provided that the Republic has first pursued recourse from the Sponsored Party pursuant to the Act or terms of the Sponsorship Agreement; and

(c)	agrees as an independent and primary obligation to indemnify the Republic against all costs, expenses, losses, charges, demands, actions, damages and claims or other monetary liabilities (collectively, "Financial Damages") which the Republic may incur or suffer as a result of:

(i)	any act or omission of the Sponsored Party or its directors, officers, employees, servants, Affiliates, Associates or agents (the “Indemnifying Parties”) resulting from, or connected with, the conduct of Seabed Mineral Activities permitted under an ISA Contract, whether such liabilities, costs, claims, expenses, losses, damages arise under any Law; or

(ii)	any legal proceedings arising out of any act or omission by any Indemnifying Party resulting from, or connected with, the Guaranteed Obligations including:

i.	any proceedings brought against the Sponsored Party to enforce any of the Guaranteed Obligations contained in the ISA Contract, the Act or the Sponsorship Agreement; and

ii.	proceedings brought against the Republic in any jurisdiction, including under the UNCLOS, to enforce any of the Guaranteed Obligations;

(d)	agrees with the Republic that if:

(i)	any Guaranteed Obligation is or becomes unenforceable solely due to a legal defect in the Sponsored Party’s authority to enter into that obligation (such as lack of corporate power or lack of necessary approvals), its obligations under this Deed will be unaffected and it will, as an independent and primary obligation and as principal obligor perform the Guaranteed Obligations and indemnify the Republic against any claim, cost, loss or liability it incurs as a result of the Sponsored Party not performing a Guaranteed Obligation, which would, but for such unenforceability have been performable by it under the ISA Contract, Act or the Sponsorship Agreement;

(ii)	the Sponsored Party is able to avoid its obligations under the ISA Contract, Act or the Sponsorship Agreement, the Guarantor's obligations under this Deed will be unaffected and it will, as an independent and primary obligation and as principal obligor perform the Guaranteed Obligations and indemnify the Republic against any cost, loss or liability it incurs as a result of the Sponsored Party not performing an obligation, which would, but for such avoidance by the Sponsored Party, have been performable by it under the ISA Contract, Act or the Sponsorship Agreement; provided, however, this shall not apply where the Sponsored Party has lawfully relinquished or terminated its rights and obligations under the ISA Contract.

2.2	For the avoidance of doubt, the obligations of the Guarantor do not extend to the Financial Damages which the Republic may incur or suffer as a result of:

(a)	any acts or the omissions of the Republic resulting from the Republic’s breach or alleged breach under any Law; or

(b)	any legal proceedings arising out of the Republic’s breach or alleged breach under any Law.

Notice of Indemnifiable Claim

2.3	Where the Republic becomes aware of any claim against it and the Republic would be entitled to claim indemnification from the Guarantor under this Deed (“Indemnifiable Claim”), the Republic must give written notice to the Guarantor of such Indemnifiable Claim (a “Notice of Claim”) promptly upon becoming aware of such claim, and in any case, no later than [***] days of becoming aware of such claim. The notice must specify with reasonable particularity, to the extent that the information is available, the factual basis for the Indemnifiable Claim and the amount of the Indemnifiable Claim.

Indemnification procedure

2.4	Upon receiving a Notice of Claim, the Guarantor (or any of the Guarantor’s nominees) may assume the investigation and defence of the Indemnifiable Claim, including any compromise, settlement, or appeal, in which the outcome would give rise to a claim for indemnification hereunder, and the Guarantor must pay all reasonable costs and expenses incurred by it in connection therewith and will be fully responsible for the outcome thereof.

2.5	The Guarantor must give written notice to the Republic whether it will assume the investigation and defence of Indemnifiable Claim within [***] days after the date of receipt of the Notice of Claim. No compromise or settlement in respect of any Indemnifiable Claim may be made by the Guarantor (or any of the Guarantor’s nominees) without the Republic’s prior written consent (which consent must not be unreasonably withheld, conditioned or delayed) unless the sole relief is monetary damages that are to be paid in full by the Guarantor and such monetary damages are fully paid by the Guarantor.

2.6	If the Guarantor does not give notice to the Republic of its assumption of the investigation and defence of the Indemnifiable Claim within [***] days after the Republic’s notice is given, the Guarantor will be deemed to have waived its rights to control the investigation and defence thereof; provided, however, that the Guarantor will be entitled to participate, at its own cost and expense, in the defence of the Indemnifiable Claim and the Republic must fully cooperate with the Guarantor in respect of the defence of such claim.

2.7	Where the Guarantor (or any of the Guarantor’s nominees) undertakes the investigation and defence of any Indemnifiable Claim, the Republic must provide such assistance as reasonably requested by the Guarantor and the Guarantor will be responsible for any costs or expenses of legal counsel incurred by the Republic in connection with the Republic’s participation in the defence, provided such costs or expenses are agreed to in advance by the Guarantor.

2.8	Where the Guarantor (or any of the Guarantor’s nominees) fails to defend any Indemnifiable Claim within a reasonable time, the Republic will be entitled to assume such defence at the Guarantor’s cost and expense provided such costs or expenses are reasonable, and the Guarantor will be bound by the results obtained by the Republic with respect to the claim.

2.9	Where the Republic assumes the investigation and defence of any Indemnifiable Claim, then the Guarantor must pay all reasonable costs and expenses of such defence; provided that, the Guarantor will not be bound by any compromise or settlement of the Indemnifiable Claim effected without the consent of the Guarantor (which consent may not be unreasonably withheld, conditioned or delayed).

2.10	No Party will be liable to pay any amount in discharge of an Indemnifiable Claim under this Deed unless and until the liability in respect of which the claim is made has become due and payable.

Limitations on liability

2.11	Notwithstanding anything contained in this clause 2, the Guarantor will not be liable to the Republic for any special, punitive, incidental, or consequential damages, including any damages that are a result of the Republic’s failure to comply with the terms of this Deed, or for any damages that are a result of the Republic’s acts, omissions or negligence.

3.	CONTINUATION AND REINSTATEMENT

Nature of Guarantee

3.1	The guarantee given pursuant to this Deed will remain in full force and effect until all the Guaranteed Obligations (both actual and contingent) have been fully performed or discharged and all liabilities arising under or in connection with the same have been fully satisfied and all sums payable by the Sponsored Party to the Republic in connection with them have been fully paid.

3.2	The Parties agree that, save as to the Sponsored Party’s obligations under the ISA Contract that survive any termination of the ISA Contract, the guarantee in relation to the Sponsored Party’s obligations under the ISA Contract will remain in effect only insofar as the Sponsored Party holds the ISA Contract and will terminate if the Sponsored Party lawfully relinquishes or terminates its rights and obligations under the ISA Contract.

3.3	The guarantee given pursuant to this Deed will terminate [***] years following the termination of any Sponsorship Agreement, provided that claims that accrued on or before the date upon which the Sponsorship Agreement terminated and are, at the time of the termination of this guarantee, pending with the Sponsored Party or the Guarantor will continue to be subject to this guarantee until such claims are discharged or settled.

Waiver of defences

3.4	The Guaranteed Obligations under this Deed will not be affected by:

(a)	any intermediate payment or settlement of account or by any change in the constitution or control of, or the insolvency of, or bankruptcy, winding-up or analogous proceedings relating to the Sponsored Party or discharge in whole or in part or other matter whatsoever;

(b)	any amendment, variation, novation or supplement of or to any Sponsorship Agreement or in respect of any other agreement or arrangement between the Republic and the Sponsored Party;

(c)	any forbearance, neglect or delay in seeking performance of the obligations imposed by this Deed or any granting of time for such performance; or

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or status of the Sponsored Party or any other person.

Reinstatement

3.5	If any payment by the Sponsored Party or Guarantor or any discharge given by the Republic (whether in respect of the Sponsored Party’s obligations or the Guarantor's obligations or any security for those obligation or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of the Sponsored Party and Guarantor will continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Republic will be entitled to recover the value or amount of that security or payment from the Sponsored Party or Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

4.	PAYMENTS AND ACCOUNTS

Set-off

4.1	Except in respect of any rights of set-off or counterclaim the Guarantor may have under any applicable insurance it obtains concerning the Guaranteed Obligations, the Guarantor must not exercise any right of set-off or counterclaim it might have in respect of any payment due to the Republic under this Deed.

No withholding

4.2	The Guarantor must not make any withholding on account of tax from any payment due to the Republic under this Deed, unless:

(a)	the underlying Guaranteed Obligation is subject to a withholding on account of tax, in which case, the Guarantor is permitted to make a corresponding withholding in respect of its payment under this Deed;

(b)	it is required by applicable Law to do so at that time. If it is required by Law to do so at that time, the Guarantor must increase the amount of the relevant payment so that, after the withholding, the Republic receives the amount it would have received if such withholding had not been required to be made. The Guarantor must notify the Republic if these circumstances arise.

Default interest

4.3	If the Guarantor fails to pay on its due date any amount payable under this Deed it must pay interest on that amount. Interest will be payable from the due date until the date of payment of the relevant amount. In the event of a dispute between the Parties concerning the Guaranteed Obligations, interest will be payable from: (i) the date of any settlement reached between the Parties; or (ii) the date of any judgment obtained in resolving the dispute between the Parties, as the case may be, until the date of payment of the relevant amount. At any time, the interest rate applicable to late payments will be [***] per cent higher than the Federal Funds Rate at that time. [***].

General

4.4	Each payment by the Guarantor under this Deed must be made in Australian dollars.

4.5	On each date on which the Guarantor is required to make a payment under this Deed, it must do so in accordance with the Republic’s reasonable instructions (including as to time, method and place of payment).

4.6	The Republic must consult with the Guarantor concerning the Republic’s calculation of any amount payable by the Guarantor under this Deed and where there is disagreement concerning the calculations, the Parties must use reasonable endeavours to agree upon the correct calculation. Should the Parties remain in disagreement regarding the calculations, and in the absence of manifest error, the Republic’s calculation will be conclusive and binding.

5.	REPRESENTATIONS AND WARRANTIES AND WARRANT ISSUANCE COVENANT

5.1	The Guarantor makes the following representations and warranties to the Republic:

a.	It is a limited liability company, duly incorporated and validly existing under the laws of British Columbia, with power to own its assets and to carry on its business (and other activities) as they are being conducted.

b.	It has the power and authority to enter into this Deed and to perform its obligations and exercise its rights under it.

c.	The obligations expressed to be assumed by it in this Deed are legal, valid, binding and enforceable obligations.

d.	Entering into this Deed and performing its obligations and exercising its rights do not conflict with any Law applicable to it, its memorandum and articles of association or any agreement binding upon it (or its assets).

5.2	Subject to the terms and conditions of Section 23.4 of the Sponsorship Agreement and this Deed, the Guarantor hereby agrees to issue the Republic a warrant to purchase common shares of the Guarantor representing [***], in substantially the form of Exhibit A attached to the Sponsorship Agreement. The obligation of the Guarantor to issue such warrant to the Republic is conditioned on the Republic executing such warrant and making the representations, warranties, agreements and acknowledgements of the Republic set forth in such warrant.

6.	REPUBLIC'S RIGHTS, REMEDIES AND DISCRETIONS

6.1	The rights of the Republic under this Deed are independent of any other right which the Republic has at any time in relation to the applicable Sponsorship Agreement.

6.2	The rights and remedies provided in this Deed are in addition to (not instead of) rights or remedies under any Law. If the Republic fails to exercise any right or remedy under this Deed or delays its exercise of any right or remedy, this does not mean that the Republic waives that right or remedy. If the Republic exercises a right or remedy once, this does not mean that the Republic cannot do so again.

6.3	The Republic may decide (a) whether and, if so, when, how and to what extent (i) to exercise its rights under this Deed and (ii) to exercise any other right it might have in relation to the Sponsorship Agreement and (b) when and how to apply any payments received under this Deed and any other payments received by it in relation to the Sponsorship Agreement. The Guarantor has no right to control or restrict the Republic’s exercise of this discretion. In particular, except as set forth in clause 7.5, the Guarantor is not permitted to insist that the Republic seeks payment from any other person, exercises any other right it might have or takes any other step before exercising any right under this Deed.

7.	MISCELLANEOUS

7.1	If, at any time, any provision of this Deed is or is found to have been illegal, invalid or unenforceable in any respect under any law of any jurisdiction, such illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions of this Deed.

7.2	The Republic and the Sponsored Party may at any time and from time to time agree to amend the applicable Sponsorship Agreement or any conditions of sponsorship and the consent of the Guarantor will not be required to any amendment of the Sponsorship Agreement.

7.3	The Guarantor agrees, if and for so long as the Sponsored Party is in default of any of its obligations under the Act or Sponsorship Agreement, and to the extent that doing so might reasonably be expected to prejudice the Sponsored Party’s ability to discharge its relevant obligations under the Act or Sponsorship Agreement, not to claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to the Guarantor from the Sponsored Party, until the full and final discharge of all obligations (whether actual or contingent) which are the subject of the guarantee and indemnity in this Deed.

7.4	The Republic may not pursue a claim against Guarantor under this Deed unless the Republic has first pursued remedies against the Sponsored Party pursuant to the procedures set forth in the Act or the Sponsorship Agreement.

7.5	This Deed may be executed in any number of counterparts and by the Parties, each of which when so executed and delivered will be an original, but all the counterparts will together constitute one and the same instrument.

8.	ASSIGNMENT

No assignment by Guarantor

8.1	The Guarantor must not assign, novate or otherwise deal with any rights, interests or obligations under this Deed without the prior written consent of the Republic. Such consent shall not be unreasonably withheld by the Republic and shall be provided within [***] days of the Guarantor’s request.

Assignment by the Republic

8.2	The Republic may, at any time and with the consent of the Guarantor, which consent shall not be unreasonably withheld, assign, novate and otherwise deal with any rights, interests or obligations under this Deed; provided that where such assignment or transfer is by written instrument, the Republic must provide advance notice to the Guarantor of any such assignment.

8.3	The Republic may disclose, with the consent of the Guarantor, any information it sees fit to any person (a) to which it proposes to assign or novate (or has assigned or novated) any rights, interests or obligations under this Deed or (b) with which it proposes to enter into (or has entered into) any other dealings in relation to any such rights, interests or obligations.

9.	NOTICES

Form of notice

9.1	A notice including any approval, consent, demand or other communication in connection with this Deed (“Notice”) must be:

(a)	in writing in the English language and signed by the Republic or the Guarantor or a person duly authorised by the Republic or the Guarantor;

(b)	addressed and delivered by hand or by prepaid, registered or certified mail or courier to the address, or if sent electronically as an attachment to an email to the email or other internet address for each Party.

Delivery

9.2	A Notice is effective:

(a)	if delivered by hand, on the date it is delivered to the addressee;

(b)	in the case of delivery by mail, [***] Business Days after the date of posting (if posted to an address in the same country) or [***] Business Days after the date of posting (if posted to an address in another country);

(c)	if couriered, on the date on which the courier confirms delivery; or

(d)	if sent electronically at the time which is 12 hours from the time the email was sent, unless a later time is specified in the Notice or a notification of a delivery failure is received by the sender.

9.3	A Notice received after 5pm in the place of receipt is taken to be received on the [***] Business Day in the place of receipt.

9.4	An email does not itself constitute a Notice but a Notice may be transmitted as an attachment to an email.

Address for Notice

9.5	The Guarantor

Address:                 The Metals Company

1111 West Hastings Street, 15th Floor

Vancouver, British Columbia

Canada

V6E 2J3

[***]

[***]

The Republic

Address:                  [***]

[***]

[***]

[***]

[***]

10.	CONFIDENTIALITY

Confidentiality

10.1	Each Party to this Deed undertakes to the other that (unless the prior written consent of the other Party has first been obtained) it will, and will procure that its officers, employees, advisers and agents will keep confidential and not by failure to exercise due care or otherwise by any act or omission disclose to any person whatever, or use or exploit commercially for its or their own purposes, any of the confidential information (whether in tangible, electronic or other form) of the other Party, including any information regarding the Guarantor’s Affiliates and Associates. For the purposes of this clause 10, “Confidential Information” includes:

(a)	the existence and contents of this Deed and any other agreement or arrangement contemplated by this Deed;

(b)	information of whatever nature concerning the business, finances, assets, liabilities, dealings, transactions, technology, know how, customers, suppliers, processes or affairs of the other Party;

(c)	any information which is expressly indicated to be confidential or is imparted by one Party to the other in circumstances importing an obligation of confidence; or

(d)	which any Party may from time to time receive or obtain (orally or in writing or in disk or electronic form) as a result of entering into, or performing its obligations pursuant to, this Deed or otherwise.

10.2	The consent referred to in clause 10.1 will not be required for disclosure by a Party of any Confidential Information:

(a)	the disclosure is expressly permitted by this Deed;

(b)	to its officers, employees and agents, in each case, to the extent required to enable such Party to carry out its obligations under this Deed and who must in each case be made aware by such Party of its obligations under this Deed and will be required by such Party to observe the same restrictions on the use of the relevant information as are contained in this clause 10.2;

(c)	to its professional advisers who are bound to such Party by a duty of confidence which applies to any information disclosed;

(d)	to the extent required by applicable Law or pursuant to any order of court or other competent authority or tribunal;

(e)	the disclosure is necessary for a Party, its Affiliates or Associates to comply with a directive or request of any governmental authority (including the ISA), any securities regulator or stock exchange (whether or not having the force of Law) so long as a responsible person in a similar position would comply;

(f)	the disclosure is necessary or desirable to obtain an authorisation from any governmental authority (including the ISA), securities regulator or stock exchange;

(g)	the disclosure is necessary in relation to any discovery of documents, or any proceedings before an arbitrator, court, tribunal, other governmental authority, securities regulator or stock exchange;

(h)	the disclosure is required under the rules, regulations and procedures of the ISA including the exchange of information held by the Republic (through the Nauru Seabed Minerals Authority or otherwise) with the ISA to:

(i)	promote the health and safety of life and property at sea and the protection of the marine environment; or

(ii)	to facilitate compliance with and enforcement of applicable Laws, including compliance by the Sponsored Party with the applicable ISA Contract;

(i)	the disclosure is made on a confidential basis to a prospective assignee, purchaser, acquiror or financier of the Guarantor or Sponsored Party, or to any other person who proposes to enter into contractual relations with the Guarantor or Sponsored Party;

(j)	to the extent that the relevant confidential information is in the public domain otherwise than by breach of this Deed by such Party;

(k)	which is disclosed to such Party by a third party who is not in breach of any undertaking or duty as to confidentiality whether express or implied; or

(l)	which that Party can prove that it lawfully possessed prior to obtaining it from the other.

10.3	If a Party becomes required, in circumstances contemplated by clause 10.2, to disclose any information such Party must, to the extent permitted by applicable Law, give to the other Party such notice as is practical in the circumstances of such disclosure and must co-operate with the other Party, having due regard to the other Party's views, and take such steps as the other Party may reasonably require in order to enable it to mitigate the effects of, or avoid the requirements for, any such disclosure.

Filing of Deed

10.4	Each Party agrees that if a Party or any of its Affiliates is required to file a copy of this Deed in any public registry, filing system or depository, including, in order to comply with applicable Law, it must notify the other Party of such requirement promptly and the Parties must consult with each other with respect to any proposed redactions to this Deed in compliance with such applicable Law before it is filed in any such registry, filing system or depository. The Republic acknowledges that a copy of this Deed may be publicly filed by the Guarantor under its profile on Electronic Data Gathering, Analysis, and Retrieval Database (“EDGAR”), where required to do so.

11.	GOVERNING LAW

11.1	This Deed and any non-contractual obligations arising out of or in connection with it will be governed by and construed in accordance with the laws of the Republic of Singapore (“Singapore”).

12.	DISPUTE RESOLUTION

Disputes

12.1	If at any time any dispute, difference of opinion or other question arises between the Republic and the Guarantor as to any matter arising under or by virtue of this Deed or as to their respective rights and liabilities in respect thereof then the question must, including whether any matter is subject to arbitration under this clause 12 (“Dispute”), be resolved in accordance with the provisions of this clause 12.

Dispute Notices and Dispute Representatives

12.2	In the event of any Dispute between the Parties, a Party may give to the other Party a Notice of dispute in writing adequately identifying the matters and the subject of the dispute together with detailed particulars of the dispute. (“Dispute Notice”). Notwithstanding anything in this Clause 12 the Parties may, by mutual agreement in writing, conduct dispute resolution in any other way or vary the following dispute resolution procedures as they see fit.

12.3	Within [***] days after the service of a Dispute Notice, the Parties must make best efforts to meet at least once, to attempt to resolve the dispute.

12.4	If the Dispute is not resolved within [***] Business Days after service of a Dispute Notice, then each Party must nominate one representative to resolve the Dispute (each, a “Dispute Representative”) who must negotiate and use their best endeavours to attain a resolution of the Dispute. If the dispute is resolved at the meeting referred to in this clause then any such resolution must be reduced to writing and will be contractually binding on the Parties.

Arbitration

12.5	If a Dispute has not been resolved by the Dispute Representatives under clause 12.4 within [***] Business Days of the date of referral of the Dispute to the Dispute Representatives or such longer period of time as agreed by the Parties, then the Dispute shall be submitted to arbitration for final resolution in accordance with the remaining provisions of this clause.

12.6	The Parties consent and agree that:

(a)	any Dispute will be finally resolved by arbitration conducted in accordance with the then current UNCITRAL Arbitration Rules;

(b)	the seat of the arbitration will be Singapore, Singapore, and the language of the arbitration will be English;

(c)	all arbitral proceedings and any arbitral award will be private and confidential and may be attended only by the arbitrators, the Parties and their representatives, and witnesses to the extent they are testifying in the proceedings;

(d)	any Dispute will be heard and determined by three (3) arbitrators, with each of the Parties selecting one arbitrator, and the third arbitrator being appointed by the arbitral tribunal’s president. The selected arbitrators must be impartial and a disinterested person who has no connection with either Party or the performance of this Deed or the Sponsorship Agreement, must be qualified by education, training and experience to hear and determine matters in the nature of the Dispute;

(e)	if a Party does not select an arbitrator, that arbitrator will be selected and appointed by the International Chamber of Commerce (“ICC”) as the appointing authority in accordance with the then current ICC Rules for this purpose;

(f)	the arbitrators may determine all questions of law and jurisdiction (including questions as to whether or not a Dispute is arbitrable) and all matters of procedure relating to the arbitration;

(g)	any award or determination of the arbitrators will be final and binding upon the Parties in respect of all matters relating to the arbitration, the procedure, the conduct of the Parties during the proceedings and the final determination of the issues in the arbitration;

(h)	there will be no appeal from any award or determination of the arbitrators to any court and judgment on any arbitral award may be entered in any court of competent jurisdiction.

12.7	If any arbitral proceedings have already been commenced under this Deed or the Act or the applicable Sponsorship Agreement (a "Pre-Existing Arbitration"), and a Party to this Deed contends that a dispute has arisen relating to issues which are substantially related to or involve the same parties as issues to be determined in a Pre-Existing Arbitration, then that Party may seek to refer the dispute to the arbitral tribunal in the Pre-Existing Arbitration. The Parties agree that the arbitral tribunal in the Pre-Existing Arbitration will have the discretion, taking into account the interests of justice and efficiency, the stage of the proceedings and all other relevant circumstances, to determine the dispute in the Pre-Existing Arbitration upon such terms and conditions as the arbitral tribunal thinks fit.

12.8	Notwithstanding anything in this clause 12, either Party may apply to a court of competent jurisdiction for an interim measure of protection, or for any order for equitable relief explicitly provided for in this Deed which the arbitrator does not have the jurisdiction to grant.

Performance of Obligations During Dispute

12.9	To the extent permitted by the nature of the Dispute, during the existence of any Dispute the Parties must continue to perform their respective obligations under the Act or terms of the Sponsorship Agreement without prejudice to their position in respect of such Dispute, unless the Parties otherwise agree.

[Signature Page Follows]

IN WITNESS WHEREOF this Deed of Guarantee has been executed as a DEED and delivered on the date first above written.

EXECUTED as a DEED for and on behalf of

THE METALS COMPANY

acting by a director	/s/Gerard Barron

in the presence of:

Signature of Witness:	/s/Maverick Eoe

Name of Witness: Maverick Eoe

Address of Witness:

Occupation of Witness: minister

THE SEAL of THE REPUBLIC OF NAURU

hereunto affixed is authenticated by

the Secretary for Justice and Border Control

Signature	/s/David Adeang